Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-260913) pertaining to the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan of our reports dated February 7, 2023, with respect to the consolidated financial statements of Hertz Global Holdings, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Hertz Global Holdings, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2022.
/s/ Ernst & Young LLP
Tampa, Florida
February 7, 2023